UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 25, 2009
Sovereign Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Virginia	1-16581	23-2453088

(State or other Jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
Incorporation)

75 State Street, Boston, Massachusetts	02109

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (617) 346-7200
n/a
(Former name or former address if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered sales of equity securities
On March 25, 2009, Sovereign Bancorp, Inc. (“Sovereign” or the “Company”), parent company of Sovereign Bank (the “Bank”), issued to Banco Santander, S.A., a sociedad anónima organized under the laws of Spain and the parent company of Sovereign, 72,000 shares of Sovereign’s Series D Non-Cumulative Perpetual Convertible Preferred Stock, without par value (the “Series D Preferred Stock”), having a liquidation amount per share equal to $25,000, for a total price of $1.8 billion. The Series D Preferred Stock pays non-cumulative dividends at a rate of 10% per year. Sovereign may not redeem the Series D Preferred Stock during the first five years. The Series D Preferred Stock is generally non-voting. Each share of Series D Preferred Stock is convertible into 100 shares of common stock, without par value, of Sovereign.
The proceeds from the issuance of the Series D Preferred Stock will be contributed to Sovereign Bank, and the issuance and contribution will be accounted for as a component of Tier 1 capital of Sovereign and Sovereign Bank.
The Series D Preferred Stock was issued in a private placement exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended.
Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
On March 25, 2009, the Company filed a Certificate of Designations (the “Certificate of Designations”) with the State Corporation Commission of Virginia for the purpose of amending its Amended and Restated Articles of Incorporation to fix the preferences, limitations and relative rights of the Series D Preferred Stock. The Certificate of Designations is filed as Exhibit 3.1 and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
3.1	Certificate of Designations for the Series D Preferred Stock

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOVEREIGN BANCORP, INC.
Dated: March 27, 2009	By:	/s/ Stacey V. Weikel
		Name:	Stacey V. Weikel
		Title:	Senior Vice President

EXHIBIT INDEX

Exhibit No.	Description
3.1	Certificate of Designations for the Series D Preferred Stock